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                                  CD RADIO INC.
                    CALCULATION OF EARNINGS TO FIXED CHARGES

                                                                                                                 THREE MONTHS ENDED
                                                                      YEARS ENDED DECEMBER 31,                        MARCH 31,
                                                        --------------------------------------------------     --------------------
                                                          1994        1995      1996      1997        1998         1998     1999
                                                                          ($ IN THOUSANDS)
Earnings:

    Pretax loss from continuing operations             $(4,065)   $(2,107)   $ (2,831)  $(4,737)   $(46,101)    $(5,838) $(10,444)

    Add:
      Interest and other financial charges expensed         40         20          13     1,946      14,272       5,823     1,433
      Interest factor attributable to rentals               40         50          66        92         647          54       458
                                                       -------    -------    --------   -------    --------------------  --------
Earnings, as adjusted, from continuing operations      $(3,985)   $(2,038)   $ (2,752)  $(2,699)   $(31,182)       $ 39   $(8,553)
                                                       -------    -------    --------   -------    --------------------  --------
                                                       -------    -------    --------   -------    --------------------  --------

Fixed charges:
    Interest and other financial charges expensed      $    40    $    20    $     13   $ 1,946    $ 14,272     $ 5,823   $ 1,433
    Interest capitalized                                     -         -           -         23      16,243         277    10,127
    Interest factor attributable to rentals                 40         50          66        92         647          54       458
                                                       -------    -------    --------   -------    --------------------  --------
      Total fixed charges                              $    80    $    70    $     79   $ 2,061    $ 31,162     $ 6,154   $12,018
                                                       -------    -------    --------   -------    --------------------  --------
                                                       -------    -------    --------   -------    --------------------  --------
Ratio of earnings to fixed charges (1)                      -         -           -          -          -           -        -
Deficiency of earnings to fixed charges                $ 4,065    $ 2,107    $  2,831   $ 4,760    $ 62,344     $ 6,115   $20,571
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(1) The ratio of earnings to fixed charges was less than 1.00 for all periods presented and thus earnings available for fixed charges were inadequate to cover fixed charges for these periods.